EXTENSION OF
AGREEMENT OF RESEARCH AND DEVELOPMENT

Reference is made to the Agreement of Research and Development (hereafter referred to as "Original Agreement") concluded by and between FUTABA CORPORATION, having its registered office at 629 Oshiba, Mobara, Chiba 297-8588, Japan (hereinafter referred to as "Futaba"), and FEPET, Inc., having its registered office at 3006 Longhorn Blvd., Suite 107, Austin, TX  78758, USA (hereinafter referred to as "FEPET"), effective from January 1, 2001 to December 31, 2001.

The parties hereto desire to intensify the collaboration in order to accelerate the transfer of the process to manufacturing.  The parties hereto desire to extend the term and amend certain provisions of the Original Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

  The term of the Original Agreement shall be effective to June 30, 2002 by extension of six months.

  FEPET shall carry out the R&D program to achieve the milestones attached as Exhibit A.

  Fytaba shall pay US$500,000 as the additional compensation for the R&D program in lump sum by the end of January 2002.

  "PET" shall mean 10mm pitch, 8x8 and 2.5mm pitch, 96x96 color pixels picture element tube.

  FEPET shall record every progress and achievement of the R&D program and deliver to Fataba full and true reports of its record within a week after every two month commencing from January 1, 2002.

  All other terms and provisions of the Original Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Futaba and FEPET have caused this extension of Agreement to be executed by their duly authorized representatives as oft the date below written.

Futaba Corporation	FEPET, Inc.

/s/ Hiroaki Kawasaki	/s/ zvi Yaniv

By: Hiroaki Kawasaki	By: Zvi Yaniv
Title: Managing Director	Title: President/COO
Date: December 10, 2001	Date: 12/10/2001